Exhibit 10.1

BAKER BROS. INVESTMENTS, L.P.

BAKER BROS. INVESTMENTS II, L.P.

BAKER/TISCH INVESTMENTS, L.P.

BAKER BIOTECH FUND I, L.P.

14159, L.P.

BAKER BROTHERS LIFE SCIENCES, L.P.

667 Madison Avenue, 17th Floor

New York, New York 10021

January 28, 2007

Allos Therapeutics, Inc.

11080 CirclePoint Road

Westminster, CO 80020

Attention: Chief Executive Officer

Gentlemen:

In connection with the proposed acquisition of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Allos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registered offering of Common Stock pursuant to a Registration Statement on Form S-3 (File No. 333-134965) (the “Offering”) by each of Baker Brothers Life Sciences, L.P., Baker/Tisch Investments, L.P., Baker Biotech Fund I, L.P., and 14159, L.P. (collectively, the “Purchaser Group”), the Company and the Purchaser Group agree as follows:

1.             Definitions.  For purposes of this letter agreement, the following terms have the respective meanings set forth below:

(a)           “Affiliates” shall mean any fund, whether existing now or in the future, that (i) directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, any member of the Purchaser Group, or (ii) is otherwise an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of any member of the Purchaser Group.

(b)           “Beneficially Owns” (including the terms “Beneficial Ownership”, “Beneficially Owned” or “Beneficially Owning”) shall mean beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Effective Time” shall mean the time and date of sale and delivery of the shares of Common Stock by the Company pursuant to Section 2(b) of the Purchase Agreement.

(e)           “Independent Directors” shall mean those directors that the Board has determined to be independent within the meaning of NASD Marketplace Rule 4200(15) (or any successor rule).

(f)            “Purchase Agreement” shall mean that certain Purchase Agreement to be entered into on or about the date hereof by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the Underwriters named in Schedule A thereto, with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in Schedule A thereto of an aggregate of 9,000,000 shares of the Company’s Common Stock.

2.             Standstill.

(a)           For a period of four years from the Effective Time (the “Standstill Period”), no member of the Purchaser Group or any of their respective Affiliates shall, without the prior written consent of a majority of the Independent Directors who are not affiliated with the Purchaser Group, in any manner acquire, agree or seek to acquire, or make any proposal or offer (other than to a member of the Board or senior management of the Company by means that would not cause public dissemination thereof) to acquire, whether directly or indirectly:

(i)            any material assets of the Company; or

(ii)           Beneficial Ownership of any shares of Common Stock, voting equity securities of the Company or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock or other securities (including derivatives), in excess of twenty (20)% of the outstanding Common Stock (the “Permitted Shares”).

(b)           For so long as the Purchaser Group and their Affiliates Beneficially Own more than ten percent (10%) of the Company’s outstanding Common Stock, no member of the Purchaser Group or any of their respective Affiliates shall, without the prior written consent of a majority of the Independent Directors who are not affiliated with the Purchaser Group:

(i)            propose to any person (other than to a member of the Board or senior management of the Company by means that would not cause public dissemination thereof) or effect, seek to effect or enter into, whether alone or in concert with others, any merger, tender offer, consolidation, acquisition, scheme, business combination or other extraordinary transaction in which the Company or any of its subsidiaries is a constituent corporation or party (a “Business Combination”);

(ii)           solicit proxies or stockholder consents or participate in any such solicitation for any purpose relating to the election or removal of directors of the Company;

(iii)         support, solicit proxies or stockholder consents or participate in any such solicitation or vote in favor of any Business Combination, or propose to any person or effect, seek to effect or enter into, whether alone or in concert with others, any Business Combination, in which the Purchaser Group receives or would be entitled to receive consideration on a per share basis which is greater than the consideration to be received on a per share basis by the other holders of Common Stock;

(iv)          form, join, encourage, influence, advise or participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with any of the foregoing;

(v)            make, or take any action (including a request to waive or amend any provision of this agreement) that would cause the Company to make, a public announcement regarding any intention of the Purchaser Group or any of their respective Affiliates to take an action which would be prohibited by any of the foregoing.

3.             Waiver of Section 203.  The Company represents and warrants to the Purchaser Group that the Board has taken all action necessary to approve the acquisition by the Purchaser Group of the Common Stock in the Offering for the purposes of the provisions of Section 203 of the General Corporation Law of the State of Delaware (“Section 203”) solely as it relates to the acquisition by the Purchaser Group of beneficial ownership of the Common Stock (the “Waiver”); provided, however, such Waiver provides that, to the fullest extent permitted by law, it shall no longer be applicable if, subsequent to becoming an “interested stockholder” (as defined in Section 203), the Purchaser Group no longer has Beneficial Ownership of fifteen percent (15%) or more of the Common Stock as a result of any sale or disposition of Beneficial Ownership of Common Stock by the Purchaser Group.

4.             Amendments to Rights Agreement.  The Company represents and warrants to the Purchaser Group that the Rights Agreement, dated May 6, 2003, amended March 4, 2005, by and between the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agreement”), shall be duly amended, effective immediately prior to the Effective Time, to exclude the Purchaser Group from the definition of the term “Acquiring Person” as such term may relate to the acquisition by the Purchaser Group (including by “affiliates” and “associates”, as such terms are defined in Rule 12b-2 under the Exchange Act, of the Purchaser Group) of Beneficial Ownership of the Permitted Shares described in Section 2(a)(ii) hereof.  During the Standstill Period, so long as the Purchaser Group is not in material breach of its obligations under this Agreement, the Company shall not amend or modify the definition of “Acquiring Person” in the Rights Agreement, if, as a result of such amendment or modification, the Purchaser Group would be deemed to be an “Acquiring Person” thereunder.  During the Standstill Period, so long as the Purchaser Group is not in material breach of its obligations under this Agreement, the Company shall not adopt a new rights agreement or an agreement having substantially the same effect of the Rights Agreement if the Purchaser Group would be considered an “Acquiring Person” (or would have the same or substantially similar effect of an “Acquiring Person” under the Rights Agreement).

5.             Representations.  Each party represents to the other that: (a) this letter agreement has been duly authorized by all necessary corporate or partnership action, as the case may be; and (b) this letter agreement is a valid and binding agreement of such party, enforceable against it in accordance with its terms.

6.             Specific Enforcement; Legal Effect.  The parties hereto agree that any breach of this letter agreement would result in irreparable injury to other party and that money damages would not be an adequate remedy for such breach.  Accordingly, without prejudice to the rights and remedies otherwise available under applicable law, either party shall be entitled to specific performance and equitable relief by way of injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this letter agreement.  It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  If any term, provision, covenant or restriction in this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.  This letter agreement contains the entire agreement between the parties hereto concerning the matters addressed herein.  No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party; provided, however, that no waiver or amendment shall be effective as against the Company unless such waiver or amendment is approved in writing by the vote a majority of the independent members of the Board who are not affiliated with the Purchaser Group.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to principles of conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.             Termination.  This agreement shall continue in full force and effect from the Effective Time until such time as the Purchaser Group and their Affiliates Beneficially Own less than ten percent (10%) of the Company’s outstanding Common Stock; provided, however, that if (i) the Purchase Agreement is not executed within thirty (30) days from the date of this agreement, or (ii) the Purchase Agreement terminates or is terminated prior to the payment for and delivery of the shares for sale thereunder, this agreement shall terminate immediately upon such date and be of no further force and effect.

8.             Counterparts.  This letter agreement may be executed in counterpart (including by facsimile), each of which shall be deemed an original.

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If you are in agreement with the terms set forth above, please sign this letter agreement in the space provided below and return an executed copy to the undersigned.

Very truly yours,

BAKER BROS. INVESTMENTS, L.P.

By:  Baker Bros. Capital, L.P.,

its general partner

By:  Baker Bros. Capital (GP), LLC,

its general partner

By:          /s/ Julian Baker

Name: Julian Baker

Title:   Managing Member

BAKER BROS. INVESTMENTS II, L.P.

By:  Baker Bros. Capital, L.P.,

its general partner

By:  Baker Bros. Capital (GP), LLC,

its general partner

By:          /s/ Julian Baker

Name: Julian Baker

Title:   Managing Member

BAKER / TISCH INVESTMENTS, L.P.

By:  Baker / Tisch Capital, L.P.,

its general partner

By:  Baker / Tisch Capital (GP), LLC,

its general partner

By:          /s/ Julian Baker

Name: Julian Baker

Title:  Managing Member

BAKER BIOTECH FUND I, L.P.

By:  Baker Biotech Capital, L.P.,

its general partner

By:  Baker Biotech Capital (GP), LLC,

its general partner

By:          /s/ Julian Baker

Name: Julian Baker

Title:   Managing Member

14159, L.P.

By:  14159 Capital, L.P.,

its general partner

By:  14159 Capital (GP), LLC,

its general partner

By:          /s/ Julian Baker

Name:  Julian Baker

Title:   Managing Member

BAKER BROTHERS LIFE SCIENCES, L.P.

By:  Baker Brothers Life Sciences Capital, L.P.,

its general partner

By:  Baker Brothers Life Sciences Capital (GP),

LLC, its general partner

By:          /s/ Julian Baker

Name:  Julian Baker

Title:   Managing Member

Confirmed and Agreed:

ALLOS THERAPEUTICS, INC.

By:   /s/ Marc H. Graboyes

Name:     Marc H. Graboyes

Title:       Vice President, General Counsel